Exhibit 99.1

Frontdoor Announces Third-Quarter 2023 Revenue Increased 8% to $524 Million;

Gross Profit Margin Expanded 760 bps to 51%; Net Income Increased to $71 Million;

Adjusted EBITDA Increased $48 Million to $128 Million;

Repurchased $75 Million of Stock in 2023;

Raising Full-Year 2023 Revenue, Adjusted EBITDA and Share Repurchase Outlook

MEMPHIS, TENN. — November 1, 2023 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced its third-quarter 2023 results.

Financial Results
	Three Months Ended
	September 30,
$ millions (except as noted)	2023	2022	Change
Revenue	$524	$484	8%
Gross Profit	268	210	27%
Net Income	71	28	154%
Diluted Earnings per Share	0.89	0.34	158%
Adjusted Net Income(1)	76	46	64%
Adjusted Diluted Earnings per Share(1)	0.94	0.56	66%
Adjusted EBITDA(1)	128	79	61%
Home Service Plans (number in millions)	2.04	2.16	(6)%

Third-Quarter 2023 Summary

•	Revenue increased 8% to $524 million, comprised of 10% from price that was partly offset by a 2% decline from lower volume

•

Gross profit margin expanded 760 basis points to 51% as a result of higher realized price, continued process improvement initiatives, favorable cost development, a transition to higher service fees and a lower number of service requests per customer that was partly offset by inflationary cost pressure

•	Net income more than doubled to $71 million

•	Adjusted EBITDA(1) increased 61% to $128 million

Raising Full-Year 2023 Outlook

•	Increasing revenue range to $1.765 billion to $1.775 billion

•	Increasing gross profit margin range to 48.0% to 49.5%

•	Increasing Adjusted EBITDA(2) range to $320 million to $330 million

•	Increasing 2023 share repurchase outlook to $125 million

“I am thrilled with the turnaround in our financial results, which reinforces my belief in the power of this business and the actions we have been taking,” said Chairman and Chief Executive Officer Bill Cobb. “As we look forward to 2024, our main strategic objectives are focused on increasing customer acquisitions across our two brands and advancing our retention efforts. The American Home Shield brand will be relaunched early next year and will continue to concentrate on home warranties, while the Frontdoor brand is being refocused to sell on-demand home services to a larger addressable market. In short, we continue to take bold and decisive steps that will lay a strong foundation for future growth.”

“Frontdoor continues to deliver significantly better than expected financial results, and we are increasing our 2023 financial outlook for the second time this year,” said Chief Financial Officer Jessica Ross. “Third quarter gross margins came in significantly better than expected as a result of the traction we are seeing from our comprehensive process improvement initiatives and higher revenue conversion. With this solid performance, we are stepping up our share repurchase target for 2023 as we continue to generate strong cash flows and remain focused on returning excess cash to investors.”

Third-Quarter 2023 Results

Revenue by Customer Channel
	Three Months Ended
	September 30,
$ millions	2023	2022	Change
Renewals	$406	$356	14%
Real estate (First-Year)	40	51	(23)%
Direct-to-consumer (First-Year)	54	64	(16)%
Other	24	13	85%

Total	$524	$484	8%

Third-quarter 2023 revenue increased 8% to $524 million.

•	Renewal revenue increased 14% due to improved price realization;

•	Real estate revenue decreased 23% due to lower sales as a result of the challenging real estate market;

•	Direct-to-consumer revenue decreased 16% due to lower sales as a result of a broad range of macroeconomic conditions impacting demand for the home warranty category; and

•	Other revenue increased $11 million due to higher on-demand home services.

Third-quarter 2023 net income was $71 million, or diluted earnings per share of $0.89.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended September 30, 2022	$79
Impact of change in revenue(3)	37
Contract claims costs(4)	22
Sales and marketing costs	(10)
Customer service costs	1
General and administrative costs	(4)
Interest and net investment income	4
Other	(2)

Three Months Ended September 30, 2023	$128

Third-quarter 2023 Adjusted EBITDA(1) increased 61% to $128 million, and included the impact of the following factors:

•	$37 million from higher revenue conversion(3), as price increases were partly offset by lower volume;

•	$22 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs reflects:

•	Continued process improvement initiatives, specifically better cost management efforts across our contractor network;

•	Favorable cost development of $9 million, compared to a $2 million favorable adjustment in the third quarter of 2022; and

•	Ongoing inflationary cost pressure that was partly offset by a transition to higher service fees and a lower number of service requests per customer.

•	$10 million of higher sales and marketing costs primarily related to the Frontdoor brand;

•	$4 million of higher G&A costs primarily due to increased personnel costs; and

•	$4 million of higher interest income as a result of rising interest rates on cash deposits.

Cash Flow

	Nine Months Ended September 30,
$ millions	2023	2022
Net cash provided from (used for):
Operating activities	$139	$80
Investing activities	(23)	(25)
Financing activities	(88)	(74)

Cash increase/(decrease) during the period	$28	$(19)

Net cash provided from operating activities was $139 million for the nine months ended September 30, 2023 and was comprised of $207 million in earnings adjusted for non-cash charges offset, in part, by $68 million in cash used for working capital. Cash used for working capital was primarily driven by a decline in the number of first-year real estate home service plans, which are typically paid for upfront at the time of closing on the home sale, offset, in part, by seasonality.

Net cash used for investing activities was $23 million for the nine months ended September 30, 2023 and was primarily comprised of capital expenditures related to technology projects.

Net cash used for financing activities was $88 million for the nine months ended September 30, 2023 and was comprised of shares repurchases as well as scheduled debt payments.

Free Cash Flow(1) was $116 million for the nine months ended September 30, 2023.

Cash as of September 30, 2023 was $320 million, and was comprised of $152 million of restricted net assets and $167 million of Unrestricted Cash.

Fourth-Quarter 2023 Outlook

•	Revenue of $350 million to $360 million;

•	Adjusted EBITDA(2) of approximately $20 million to $30 million.

Updated Full-Year 2023 Outlook

•	Raised revenue outlook to $1.765 billion to $1.775 billion, or approximately 6% higher than prior year.

•	Renewals channel revenue growth of nearly 15%;

•	Direct-to-Consumer channel revenue decline in the low double-digit range;

•	Real Estate channel revenue decline in the mid-20% range;

•	Other revenue of approximately $70 million, driven by growth in on-demand services, primarily HVAC upgrade services sold through Frontdoor Pro that is partly offset by lower Streem revenue; and

•	Number of home service plans is expected to decline in the mid-to-upper single digits.

•	Increased gross profit margin to 48.0% to 49.5%.

•	SG&A outlook of $580 million to $590 million.

•	Increased Adjusted EBITDA(2) outlook to $320 million to $330 million.

•	Narrowed capital expenditures to approximately $35 million.

•	Annual effective tax rate remains at approximately 25%.

Updated 2023 Share Repurchase Outlook

•	The company is increasing its full year share repurchase target to approximately $125 million.

Third-Quarter 2023 Earnings Conference Call

Frontdoor has scheduled a conference call today, November 1, 2023, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Jessica Ross, Chief Financial Officer, will discuss the company’s operational performance and financial results for third-quarter 2023 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-833-470-1428 (or international participants, 1-929-526-1599) and enter conference ID 031367. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 614704 (international participants: +44-204-525-0658, conference ID 398285).

About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset – their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation and global supply chain challenges, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; increases in parts, appliance and home system prices, and other operating costs; changes in the source and intensity of competition in our market; the success of our business strategies; the ability of our marketing efforts to be successful or cost-effective; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; our dependence on our real estate and direct-to-consumer customer acquisition channels and our renewals channel; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; evolving corporate governance and disclosure regulations and expectations related to environmental, social and governance matters; risks related to the COVID-19 pandemic; risks related to geopolitical instability; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; physical effects of climate change, adverse weather conditions and Acts of God, along with the increased focus on sustainability; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; a return on investment in our common stock is dependent on appreciation in the price; restrictions in our certificate of incorporation related to an acquisition of us or to our lawsuits against us or our directors or officers; the effects of our significant indebtedness; increases in interest rates increasing the cost of servicing our indebtedness; and increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us, our debt securities or our credit facilities; and our ability to generate significant cash needed to fund our operations and service our debt. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2022 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC.

Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2023 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, Streem®, the Streem logo and the Frontdoor logo. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Tom Collins
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking fourth-quarter and full-year 2023 Adjusted EBITDA outlook to net income, and of full-year 2023 Free Cash Flow to net cash provided from operating activities, cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$524	$484	$1,414	$1,322
Cost of services rendered	256	274	706	757

Gross Profit	268	210	708	565
Selling and administrative expenses	152	137	439	403
Depreciation and amortization expense	9	8	28	25
Goodwill and intangibles impairment	—	14	—	14
Restructuring charges	5	5	6	18
Interest expense	10	8	30	22
Interest and net investment income	(4)	(1)	(12)	(1)

Income before Income Taxes	96	39	217	85
Provision for income taxes	24	11	54	23

Net Income	$71	$28	$163	$63

Other Comprehensive Income, Net of Income Taxes:
Unrealized gain on derivative instruments, net of income taxes	—	9	2	26

Total Other Comprehensive Income, Net of Income Taxes	—	9	2	26

Comprehensive Income	$72	$37	$164	$89

Earnings per Share:
Basic	$0.89	$0.34	$2.01	$0.77

Diluted	$0.89	$0.34	$2.00	$0.77

Weighted-average Common Shares Outstanding:
Basic	80.1	81.5	81.0	82.0
Diluted	80.6	81.6	81.3	82.1

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	September 30,	December 31,
	2023	2022
Assets:
Current Assets:
Cash and cash equivalents	$320	$292
Receivables, less allowance of $5 and $4, respectively	7	5
Prepaid expenses and other current assets	31	33
Contract assets	72	—

Total Current Assets	429	330

Other Assets:
Property and equipment, net	64	66
Goodwill	503	503
Intangible assets, net	144	148
Operating lease right-of-use assets	8	11
Deferred customer acquisition costs	12	16
Other assets	8	8

Total Assets	$1,168	$1,082

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$87	$80
Accrued liabilities:
Payroll and related expenses	29	22
Home service plan claims	93	103
Other	40	21
Deferred revenue	98	121
Current portion of long-term debt	17	17

Total Current Liabilities	364	364

Long-Term Debt	580	592
Other Long-Term Liabilities:
Deferred tax liabilities, net	28	39
Operating lease liabilities	16	18
Other long-term liabilities	8	8

Total Other Long-Term Liabilities	52	65

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 86,502,847 shares issued and 79,617,524 shares outstanding as of September 30, 2023 and 86,079,773 shares issued and 81,517,243 shares outstanding as of December 31, 2022	1	1
Additional paid-in capital	110	90
Retained earnings	287	124
Accumulated other comprehensive income	10	8
Less treasury stock, at cost; 6,885,323 shares as of September 30, 2023 and 4,562,530 shares as of December 31, 2022	(238)	(162)

Total Shareholders’ Equity	171	61

Total Liabilities and Shareholders’ Equity	$1,168	$1,082

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2023	2022
Cash and Cash Equivalents at Beginning of Period	$292	$262
Cash Flows from Operating Activities:
Net Income	163	63
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	28	25
Deferred income tax benefit	(12)	(12)
Stock-based compensation expense	21	17
Goodwill and intangibles impairment	—	14
Restructuring charges	6	18
Payments for restructuring charges	(3)	(2)
Other	5	(1)
Changes in working capital:
Receivables	(1)	3
Prepaid expenses and other current assets	(70)	(68)
Accounts payable	7	23
Deferred revenue	(22)	(42)
Accrued liabilities	(2)	29
Current income taxes	22	15

Net Cash Provided from Operating Activities	139	80

Cash Flows from Investing Activities:
Purchases of property and equipment	(23)	(30)
Other investing activities	—	5

Net Cash Used for Investing Activities	(23)	(25)

Cash Flows from Financing Activities:
Repayments of debt	(13)	(13)
Repurchase of common stock	(76)	(59)
Other financing activities	—	(2)

Net Cash Used for Financing Activities	(88)	(74)

Cash Increase (Decrease) During the Period	28	(19)

Cash and Cash Equivalents at End of Period	$320	$244

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Net Income	$71	$28	$163	$63
Amortization expense	1	2	3	6
Goodwill and intangibles impairment	—	14	—	14
Restructuring charges	5	5	6	18
Tax impact of adjustments	(2)	(3)	(3)	(7)

Adjusted Net Income	$76	$46	$170	$93

Adjusted Earnings per Share:
Basic	$0.95	$0.57	$2.10	$1.14
Diluted	$0.94	$0.56	$2.09	$1.13
Weighted-average common shares outstanding:
Basic	80.1	81.5	81.0	82.0
Diluted	80.6	81.6	81.3	82.1

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
Net Cash Provided from Operating Activities	$28	$(14)	$139	$80
Property Additions	(8)	(10)	(23)	(30)

Free Cash Flow	$20	$(24)	$116	$50

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
Net Income	$71	$28	$163	$63
Depreciation and amortization expense	9	8	28	25
Goodwill and intangibles impairment	—	14	—	14
Restructuring charges	5	5	6	18
Provision for income taxes	24	11	54	23
Non-cash stock-based compensation expense	8	5	21	17
Interest Expense	10	8	30	22

Adjusted EBITDA	$128	$79	$302	$181

Key Business Metrics

	As of September 30,
	2023	2022
Number of home service plans (in millions)	2.04	2.16
Renewals	1.55	1.55
First-Year Direct-To-Consumer	0.28	0.33
First-Year Real Estate	0.20	0.28
Reduction in number of home service plans	(6)%	(3)%
Customer retention rate(1)	76.2%	75.3%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.